Exhibit 99.1

 Pyramid Breweries Inc. Reports Second Quarter 2007 Financial Results


    SEATTLE--(BUSINESS WIRE)--Aug. 9, 2007--Pyramid Breweries Inc. (Pyramid) (NASDAQ:PMID), today announced results for the quarter ended June 30, 2007. Pyramid reported net income of $156,000, or $0.02 per diluted share for the quarter, compared to $28,000, or $0.00 per diluted share in the second quarter a year ago. Gross sales for the quarter were $13.8 million, a 6% decrease from gross sales for the second quarter of 2006, primarily attributable to the fact that Pyramid now contract manufactures Thomas Kemper Soda (TK Soda) under a 5-year Supply Agreement, and as an agent, records the revenues and cost of sales, as a net amount in gross sales.

    Key Factors for the Second Quarter:

    -- Our beverage division results were led by strong Pyramid brand family sales volume increases of 16% over the prior year period in the southwest region.

    -- We sold the TK Soda brand in January this year in order to focus on our core beer business. While we are still manufacturing TK Soda under contract for the new owner, our soda revenue and margins are appreciably lower versus last year. Additionally, soda volume in the quarter was lower than last year.

    -- We continue investing proceeds from the sale of TK Soda in selling and marketing expense for brand building and expansion efforts to take advantage of the momentum in the craft beer category and to focus on our core Pyramid brand family.

    -- We are paying higher excise taxes due to the loss of the second small brewer's tax exemption as part of the 2006 settlement with the federal Alcohol and Tobacco Tax and Trade Bureau (TTB).

    "We had a profitable quarter, and we continue to grow our beer volume and gain market share in virtually all markets outside of our home state of Washington. Despite a soft craft beer category and intense competition in the Northwest, we improved our market share a combined 3 points to 11%, according to Information Resources, Inc., for the Pyramid brand family and the MacTarnahan's brand in Oregon, the country's most developed craft beer market. Additionally, our Alehouse Division rebounded nicely in the second quarter due to capital investments to enhance the customer experience, and we are seeing improvement in our beer gross margins due to increased capacity utilization, elimination of less profitable products and packages, and enhancements in our facilities," said CEO, Scott Barnum.

    Financial Highlights - Second Quarter 2007 Compared to Second
Quarter 2006:

    Beverage Division:

    -- Gross sales decreased 12% to $9.3 million primarily attributable to the fact that beginning in 2007, we now contract manufacture Thomas Kemper Soda as an agent, and as such, we record the revenues and cost of sales as a net amount in gross sales. Additionally, we had a 17% decrease in soda shipments from the prior year.

    -- Gross margin increased 4% to $3.4 million primarily as a result of a shift in our beer product mix to some of our higher margined brands offset by decreases in soda gross margin due to a volume decline and a reduced contracted sales rate on TK Soda products under the Supply Agreement.

      --   Gross margin as a percentage of net sales for the current
            quarter increased to 40% from 33% in the prior year. A portion of this increase reflects the increased capacity utilization, elimination of less profitable products and packages, and enhancements in our facilities.

    -- Although overall shipments for the quarter decreased 2% to 64,400 barrels, beer shipments were up slightly, 2%, to 52,800 and were comprised primarily of the following:

      --   Pyramid brand family shipments were up 8% to 47,300 barrels driven by Pyramid Hefe Weizen, our top selling product, which was up 6% in shipments.

      --   MacTarnahan's brand shipments were up 15% to 3,900 barrels.

    Alehouse Division:

    --  Gross sales increased 10% to $4.4 million.

    -- Operating income increased to $407,000 from $379,000 a year ago. The Seattle, Walnut Creek, and Berkeley alehouses contributed to the operating income, offset by operating losses in the Sacramento and Portland alehouses.

    Business Outlook

    "We expect that the investments in sales and marketing made in the first half of the year should begin to positively affect our beer business in future quarters. Most importantly, despite having to contend with lower soda margin contribution and higher excise taxes, achieving bottom line profitability for the year continues to be a high priority focus," Barnum added.

    About Pyramid Breweries Inc.

    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan's brand names. Pyramid's family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival ("GABF"). Pyramid beers have received a total of 33 medals at the GABF. The brewery has also received a total of 9 medals in international competition at the World Beer Cup.

    Pyramid owns two alehouse restaurants adjacent to its full production breweries under the Pyramid Alehouse and MacTarnahan's Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.

    Forward-Looking Statements

    This release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results.

    Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

    -- increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours

    -- reductions in distribution options through our independent distributors

    -- increased competition from national restaurant chains with greater financial resources and greater economies of scale

    --  inability of Pyramid to achieve anticipated cost reductions

    -- changes in and compliance with governmental policies and regulations with respect to our products, including the adoption by the TTB of more restrictive application of the excise tax rules

    -- competitive pressures that cause decreases in the selling prices of our products

    -- declines in our operating margins due to the impact of increasing fuel costs and other factors

    -- acquisitions that may adversely affect our financial condition, and

    -- the failure by us or third-party brewers with whom we contract to perform under our agreements.

    More information regarding factors which could impact future results are set forth in our SEC Filings, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Form 10-Q for the quarter ended March 31, 2007. Forward-looking statements are only made as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.


                        Pyramid Breweries Inc.
           Condensed Consolidated Statements of Operations
                             (unaudited)
               (In thousands, except per share amounts)
                                                    Three months ended
                                                         June 30,
                                                    ------------------
                                                      2007      2006
                                                    --------  --------
Gross sales........................................ $13,750   $14,576
   Less excise taxes................................    941       836
                                                    --------  --------
Net sales..........................................  12,809    13,740
Cost of sales......................................   9,051    10,128
                                                    --------  --------
   Gross margin.....................................  3,758     3,612
Selling, general and administrative expenses.......   3,575     3,489
                                                    --------  --------
Operating income...................................     183       123
Other expense, net.................................     (27)      (95)
                                                    --------  --------
Income before income taxes.........................     156        28
Provision for income taxes.........................       -         -
                                                    --------  --------
Net income......................................... $   156   $    28
                                                    ========  ========

Basic and diluted net earnings per share........... $  0.02   $     -
Weighted average basic shares outstanding..........   8,984     8,816
Weighted average diluted shares outstanding........   9,196     8,943
                                                    Six months ended
                                                         June 30,
                                                    ------------------
                                                      2007      2006
                                                    --------  --------
Gross sales........................................ $24,905   $26,083
   Less excise taxes................................  1,732     1,487
                                                    --------  --------
Net sales..........................................  23,173    24,596
Cost of sales......................................  17,149    18,504
                                                    --------  --------
   Gross margin.....................................  6,024     6,092
Selling, general and administrative expenses.......  (6,974)   (6,419)
Gain on sale of net assets.........................   2,436         -
                                                    --------  --------
Operating income (loss)............................   1,486      (327)
Other expense, net.................................     (57)     (146)
                                                    --------  --------
Income (loss) before income taxes..................   1,429      (473)
Provision for income taxes.........................      (3)       (4)
                                                    --------  --------
Net income (loss).................................. $ 1,426   $  (477)
                                                    ========  ========

Basic and diluted net earnings (loss) per share.... $  0.16   $ (0.05)
Weighted average basic shares outstanding..........   8,973     8,813
Weighted average diluted shares outstanding........   9,197     8,813


                        Pyramid Breweries Inc.
                     Selected Balance Sheet Data
                            (In thousands)
                                               June 30,   December 31,
                                                 2007         2006
                                              ----------- ------------
                    ASSETS                    (unaudited)
Current Assets:...............................
 Cash and cash equivalents....................   $    256    $     227
 Other current assets.........................      6,495        5,821
Fixed assets, net.............................     26,585       26,284
Other non-current assets......................      1,241        1,708
                                              ----------- ------------
 Total assets.................................   $ 34,577    $  34,040
                                              =========== ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities...........................   $  6,830    $   7,468
Long-term debt................................      7,797        8,071
Non-current liabilities.......................        854        1,023

Total stockholders' equity....................     19,096       17,478

                                              ----------- ------------
 Total liabilities and stockholders' equity...   $ 34,577    $  34,040
                                              =========== ============


    CONTACT: Pyramid Breweries Inc.
             Michael O'Brien, 206-682-8322
             Chief Financial Officer & Vice President of Finance